EXECUTIVE EMPLOYMENT AGREEMENT

This **Employment Agreement** (the "***Agreement***") is entered into effective May 16, 2023, by and between Steve Papageorge (the "***Executive***") and Indoor Harvest Corp., a Texas corporation (the "***Company***").

WHEREAS, the Company desires to employ Executive and, in connection with such employment, to compensate Executive for Executive's personal services to the Company; and

WHEREAS, the Executive desires to provide personal services to the Company in return for certain compensation.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree to the following:

1. Employment by the Company.

1.1. Term. Executive's employment under this Agreement shall be effective as of date that Executive's performance hereunder is to begin (the "***Start Date***") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 6 of this Agreement. The period during which Executive is employed by the Company pursuant to this Agreement is referred to as the "***Employment Term.***"

1.2. Probation Period. Notwithstanding any termination provision of this Agreement, the initial 90-day period commencing on the Start Date will be Executive's probation period (the "***Probation Period***"). During the Probation Period, either party may terminate this Agreement on a basis of "no fault" and for any reason upon giving to the other party at least two weeks written notice before the end of the Probation Period. In the event of such termination, the Company will pay Executive through the date of termination as provided under Section 2.1 and all other compensation, such as bonuses, and benefits under this Agreement shall cease and terminate, and Executive shall not be entitled to any termination benefits including those provided for under Section 6.

1.3. At-Will Employment. During the Employment Term, Executive shall be employed by the Company on an "at will" basis, meaning either the Company or Executive may terminate Executive's employment at any time, with or without cause or advanced notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive's right to any compensation following a termination shall be only as set forth in Section 6.

1.4. Position. During the Employment Term, subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Brand Officer (CBO), and Executive hereby accepts such employment.

1.5. Duties. Executive will report to the Company's Chief Executive Officer ("***CEO***"), and/or such executive designated by the CEO, performing such duties as are normally associated with his position and such duties as are assigned to him from time to time, subject to the oversight and direction of the CEO or his designee. During the term of Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company. Executive shall perform Executive's duties under this Agreement from Executive's primary residence so long as doing so does not interfere with the Executive's responsibilities under this Agreement. In addition, Executive shall make such business trips to such places as may be necessary or advisable in the fulfillment of the Executive's duties and responsibilities hereunder. Please refer to Exhibit "A" for details of the Executive's overview and job description.

1.6. Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company's personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company's sole discretion. During the Employment Term, Executive will be eligible to participate in the Company's anticipated benefit plan and programs. The Company has not yet set-up such benefit plans or programs but does plan to do so upon receipt of appropriate funding in the amount of $1,000,000 or more.

2. COMPENSATION.

2.1. Salary. Executive shall receive for Executive's services to be rendered under this Agreement an initial base salary of $240,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements in accordance with the Company's standard payroll practices ("***Base Salary***"), provided, however, that Executive shall be paid $5,000 on a monthly basis until the Company receives funding in the amount of $2,000,000 and at such time, payment of the Base Salary shall commence and the Executive shall also receive monthly installments of deferred compensation in the amount of $15,000.00 from the Company until all deferred compensation has been repaid.

2.2. Bonus. During the Employment Term, Executive shall be eligible to participate in the Company's 2015 Stock Incentive Plan or any successor plan (the "***Equity Plan***"), subject to the terms of the Equity Plan, as determined by the Board of Directors (the "***Board***"), in its discretion.

(a) *Signing Stock Option Bonus*. Pursuant to the Equity Plan, the Company shall grant, as of the Start Date, Executive an option to purchase up to 20,000,000 shares of common stock, $0.001 par value per share (the "***Company Common Stock***"), exercisable, in whole or in part, at an exercise price of $0.01, an approximate aggregate

dollar value of $200,000 as of the Effective Date (the "***Signing Stock Option Bonus***"). The Signing Bonus Stock Option shall vest the day after the satisfactory completion of the Probation Period. All other terms and conditions of such awards shall be governed by the terms and conditions of the Equity Plan and the applicable stock option award agreement.

(b) *Annual Performance-based Cash Bonus*. Commencing on the Start Date and for each calendar year of the Employment Term, Executive shall be eligible to earn a discretionary annual bonus (the "***Annual Performance-Based Cash Bonus***") of up to 50% of the Base Salary (the "***Target Amount***"). The Annual Performance-Based Cash Bonus, if any, will be paid within one month after the end of the applicable calendar year.

(c) *Annual Performance-Based Stock Option Bonus*. Commencing on the Start Date and for each calendar year of the Employment Term and continuing for 3 years, Executive shall be eligible to receive annual grants of stock options to purchase up to an aggregate amount of 50,000,000 shares of Company Common Stock (the "***Performance-Based Stock Option Bonus***"). The Performance-Based Stock Option Bonus shall vest quarterly beginning on the three-month anniversary of the Start Date. All other terms and conditions of such awards shall be governed by the terms and conditions of the Equity Plan and the applicable performance-based stock option award agreement.

(d) In addition to the Annual Performance -based Stock Option Bonus section 2.2 (c) above, Executive will be eligible to receive an additional 25,000,000 shares of the company common stock (the "***Performance-Based Stock Option Bonus***") if the company does a minimum of 15 Million in sales of any 1 brand in year 1. The next 2 years if the company does a minimum of 30 Million in sales from any 1 brand, then the Executive will be eligible for 50,000,000 shares of the common stock (the "***Performance-Based Stock Option Bonus***").

(e) Whether or not Executive earns any bonus will be dependent upon (a) Executive's continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Board in advance of, or within the first quarter of, each calendar year. The annual period over which performance is measured, other than pro-rated year of bonus plan initiation, for purposes of this bonus is January 1 through December 31. The Board will determine in its sole discretion the extent to which Executive and the Company have achieved the performance goals upon which the bonus is based and the amount of the bonus which could be above or below the Target Amount (and maybe zero). Any bonus shall be subject to the terms of any applicable incentive compensation plan adopted by the Company. Any bonus, if earned, will be paid to Executive within the time period set forth in the incentive compensation plan, or if no such time period was established, within two and one-half months following the end of the year during which the bonus is earned.

2.3. Vacation; Paid Time Off. During the Employment Term, Executive shall be entitled to four weeks of paid vacation days per calendar year (prorated for partial years),

which shall be used at a maximum of two consecutive weeks at a time. Such vacation days will accumulate one week per quarter, beginning on the first day after the satisfactory completion of the Probation Period.

2.4. **Expense Reimbursement**. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "***Code***"): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. **PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.** As a condition of employment, Executive agrees to execute and abide by an Assignment of Inventions, Non-Disclosure, and Non-Solicitation. (the "***Proprietary Information Agreement***"), which may be amended by the parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement. The Company realizes that the Executive does have other outside activities and obligations that will be disclosed from time to time. The company also realizes that when the Executive is working for the Company on the Company time and branding the Companies products and services etc., that the IP will become ownership of the Company and when the Executive is working on outside activities then IP is not owned by the Company.

4. **OUTSIDE ACTIVITIES DURING EMPLOYMENT**. Executive can while employed by the Company, undertake, or engage in any other outside activities or business enterprise as long as the Executive completes the duties and job responsibilities of the Company and devotes a reasonable amount of time to complete the duties and responsibilities of the Company. Also, this will not preclude the Executive from being on other Boards and advising other companies.

5. **NO CONFLICT WITH EXISTING OBLIGATIONS**. Executive represents that Executive's performance of all the terms of this Agreement and as an executive of the Company will not breach any agreement or obligation of any kind made after the Executive's employment by the Company. Executive will not enter into, any agreement or obligation, either written or oral, in direct conflict herewith.

6. **TERMINATION OF EMPLOYMENT.** The parties acknowledge that Executive's employment relationship with the Company is at-will. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1. Termination by the Company Without Cause.

(a) The Company shall have the right to terminate Executive's employment with the Company pursuant to this Section 6.1 at any time without "Cause" (as defined in Section 6.2(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.3 and 6.4 below is not a termination without "Cause" for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive's employment at any time without Cause and provided that such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "***Separation from Service***"), then Executive shall be entitled to receive the Accrued Obligations (defined below) and, subject to Executive's compliance with the obligations in Section 6.1(c) below, Executive shall be eligible to receive an amount equal to Executive's then current Base Salary for twelve (12) months, less all applicable withholdings and deductions (the "***Severance***"), paid in equal installments beginning on the Company's first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company's regularly scheduled payroll dates thereafter, plus medical health insurance reimbursement for this 12 month period. All unvested options, grants, or any other benefits shall vest immediately at time of termination.

(c) Executive will be paid all of the Accrued Obligations on the Company's first payroll date after Executive's date of termination from employment or earlier if required by law. Executive shall receive the Severance pursuant to Section 6.1(b) of this Agreement if: (i) by the 60th day following the date of Executive's Separation from Service, he has signed and delivered to the Company an effective, general release of claims in favor of the Company and its affiliates and representatives, in a form acceptable to the Company (the "***Release***"), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the "***Release Effective Date***"); (ii) if he holds any other positions with the Company, he resigns such position(s) to be effective no later than the date of Executive's termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Proprietary Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, "***Accrued Obligations***" are (i) Executive's accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the

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Company's standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan, including accrued vacation and personal days.

(e) The Severance provided to Executive pursuant to this Section 6.1 is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f) Any damages caused by the termination of Executive's employment without Cause would be difficult to ascertain; therefore, the Severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.2. Termination by the Company for Cause.

(a) Subject to Section 6.2(c) below, the Company shall have the right to terminate Executive's employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) "***Cause***" for termination shall mean that the Company has determined in its sole discretion that the Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties, which cannot be cured within 10 days after notification by Board; (ii) any act constituting dishonesty, fraud, immoral or disreputable conduct; (iii) violation of any written Company policy or any act of misconduct; (iv) refusal to follow or implement a clear and reasonable directive of the Company; (v) negligence or incompetence in the performance of Executive's duties or failure to perform such duties in a manner satisfactory to the Company after the expiration of ten (10) days without cure after written notice of such failure; or (vi) breach of fiduciary duty.

(c) In the event Executive's employment is terminated at any time for Cause, Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.3. Resignation by Executive.

(a) Executive may resign from Executive's employment with the Company at any time by giving notice as described in Section 7.1.

(b) In the event Executive resigns from Executive's employment with the Company for any reason (other than a resignation for Good Reason as described in Section 6.4 below), Executive will not receive Severance or any other severance compensation or benefits, except that, pursuant to the Company's standard payroll policies,

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the Company shall pay to Executive the Accrued Obligations.

6.4. <u>Resignation by Executive for Good Reason</u>.

(a) Provided Executive has not previously been notified of the Company's intention to terminate Executive's employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.4(b) below.

(b) "***Good Reason***" for resignation shall mean the occurrence of any of the following without Executive's prior consent: (i) a material reduction in Executive's Base Salary, which the parties agree is a reduction of at least 10% of Executive's Base Salary (unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees); or (ii) the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive's then current position; *provided, however*, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive's position. Notwithstanding the foregoing, in order to resign for Good Reason, Executive must (1) provide written notice to the Company within thirty (30) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive's resignation, (2) allow the Company at least thirty (30) days from receipt of such written notice to cure such event, and (3) if such event is not reasonably cured within such period, Executive's resignation from all positions Executive then hold with the Company is effective not later than thirty (30) days after the expiration of the cure period. Any actions taken by the Company to accommodate a disability of Executive or pursuant to the Family and Medical Leave Act shall not be a Good Reason for purposes of this Agreement.

(c) In the event Executive resigns from Executive's employment for Good Reason, and provided that such termination constitutes a Separation from Service, then subject to Executive's compliance with the obligations in Section 6.4(d) below, Executive shall be eligible to receive the same payments and benefits as described in Section 6.1 and on the same conditions (including without limitation those set forth in clauses (i)-(v) of Section 6.1(c)) as if Executive had been terminated by the Company without Cause.

(d) Any damages caused by the termination of Executive's employment without Cause would be difficult to ascertain; therefore, the Severance for which Executive is eligible pursuant to Section 6.1(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.5. <u>Termination by Virtue of Death or Disability of Executive</u>.

(a) In the event of Executive's death while employed pursuant to this

Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company's standard payroll policies, pay to Executive's legal representatives all Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive's Disability. Termination by the Company of Executive's employment based on "***Disability***" shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for 180 days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. One of the physicians shall be chosen by the Company and the other shall be chosen by the Executive, or by his or her representative. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive's employment is terminated based on Executive's Disability, Executive will not receive Severance or any other severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.6. **Cooperation with Company After Termination of Employment**. Following termination of Executive's employment for any reason and for a period of two years thereafter, Executive agrees to cooperate (A) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive's employment with the Company, and (ii) all matters relating to the winding up of Executive's pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (B) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out-of-pocket expenses incurred by Executive in providing such cooperation.

6.7. **Application of Section 409A**. It is intended that all of the Severance payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, "***Section 409A***") provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A and incorporates by reference all required definitions and payment terms. No Severance payments will be made under this Agreement unless Executive's termination of employment constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b) (2)(iii)), Executive's right to receive any installment payments under this Agreement (whether Severance payments or otherwise) shall be treated as a right to receive a series of separate payments and,

accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. If the Company determines that the Severance payments provided under this Agreement constitutes !deferred compensation" under Section 409A and if Executive is a "specified employee" of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive's Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance payments will be delayed as follows: on the earlier to occur of (a) the date that is six months and one day after Executive's Separation from Service, and (b) the date of Executive's death (such earlier date, the "***Delayed Initial Payment Date***"), the Company will (i) pay to Executive a lump sum amount equal to the sum of the Severance payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance payments had not been delayed pursuant to this Section 6.7 and (ii) commence paying the balance of the Severance payments in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

7. GENERAL PROVISIONS.

7.1. Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive's address as listed on the Company payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

7.2. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3. Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive's employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4. Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

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7.5. **Complete Agreement**. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Proprietary Information Agreement and have or may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive's employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6. **Headings**. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7. **Successors and Assigns**. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.8. **Choice of Law**. This Agreement in all respects shall be governed by and interpreted in accordance with the laws of the State of Nevada, both procedural and substantive, without regard to conflicts of law, except to the extent that federal laws and regulations preempt otherwise applicable law.

7.9. **Jurisdiction.** Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Nevada or any state court located within such state, in respect of any claim relating to this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such

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claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Section.

7.10. Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

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In Witness Whereof, the parties have executed this Executive Employment Agreement on the day and year first written above.

INDOOR HARVEST CORP.

By: DocuSigned by: [signature] 7C5438829ABC4AE...

Name: Leslie Bocskor

Title: Chief Executive Officer

STEVE PAPAGEORGE, EXECUTIVE

By: DocuSigned by: [signature] EDE3CE94F74849B...

DocuSign Envelope ID: 61805A47-B181-4DBB-96FB-10DB8EA03794

Exhibit A

CHIEF BRAND OFFICER JOB DESCRIPTION
for Indoor Harvest

Overview:

The Chief Brand Officer plays a pivotal role in driving the success of multiple brands within the company's portfolio. This position involves developing and executing comprehensive brand strategies for each brand, ensuring alignment with the organization's overall business objectives. The Chief Brand Officer collaborates with internal stakeholders to define the unique positioning and value propositions for each brand, while maintaining a cohesive and differentiated brand architecture. They oversee the development and implementation of integrated marketing campaigns that effectively communicate the brand stories and engage the target audience across various channels. Additionally, the Chief Brand Officer monitors market dynamics, consumer trends, and competitive landscape to identify opportunities for brand expansion and diversification. By leveraging their strategic insights and creative expertise, they contribute to the growth and profitability of each brand, while maintaining consistent brand equity and fostering brand loyalty.

Job Description:

- Develop and execute a comprehensive brand strategies that aligns with our business objectives and resonates with the target audiences.
- Lead a team of creative professionals, collaborating with cross-functional teams to ensure brand consistency across all touchpoints.
- Establish products as the preferred choice within the market segment through effective brand positioning and leveraging consumer insights.
- Oversee integrated marketing campaigns across various channels, driving innovation and creativity in brand communication.
- Monitor market trends and competitive landscape to identify opportunities for brand differentiation and growth.
- Build and manage a high-performing team, fostering a collaborative and innovative work environment.